   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CARLISLE COMPANIES INCORPORATED
             (Exact name of registrant as specified in its charter)
                         ------------------------------

           DELAWARE                 31-1168055
 (State or other jurisdiction    (I.R.S. Employer
     of incorporation or          Identification
        organization)                Number)

                      250 SOUTH CLINTON STREET, SUITE 201
                               SYRACUSE, NY 13202
                                  315-474-2500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                              STEVEN J. FORD, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        CARLISLE COMPANIES INCORPORATED
                      250 SOUTH CLINTON STREET, SUITE 201
                               SYRACUSE, NY 13202
                                  315-474-2500

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

       DOUGLAS L. GETTER, ESQ.                       JONATHAN JEWETT
           DEWEY BALLANTINE                        SHEARMAN & STERLING
     1301 Avenue of the Americas                   599 Lexington Avenue
       New York, NY 10019-6092                      New York, NY 10022
            (212) 259-8000                            (212) 848-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box, / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvesmnt plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
Debt Securities..................................     $300,000,000            100%          $300,000,000(2)        $90,909.09

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) In United States dollars or the equivalent thereof in foreign currencies, currency units or composite currencies.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 1996

                                   PROSPECTUS

                                  $300,000,000

                        CARLISLE COMPANIES INCORPORATED

                                DEBT SECURITIES

    Carlisle Companies Incorporated (the "Company") may from time to time offer, together or separately, its unsecured debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities") in amounts, at prices and on terms to be determined at the time of the offering, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities"). The aggregate initial offering price of the Debt Securities offered hereby will not exceed
U.S. $300,000,000 or its equivalent in any other currency, currency unit or composite currency determined at the applicable exchange rate at the time of sale.

    For each offering of Debt Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement"), which sets forth, where applicable, the designation or title of such Debt Securities, the maturity of such Debt Securities, the aggregate principal amount, premium (if any), the rate or rates of interest (which may be fixed or variable) or the method of calculation, and the date or dates and place or places of payment thereof, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, the currency or currencies, currency unit or units or composite currency or currencies ("Currency") in which such Debt Securities will be denominated (if other than U.S. dollars), any terms of subordination, the form of such Debt Securities (which may be in registered, bearer or global form) and the initial public offering price, the purchase price and net proceeds to the Company. The Prospectus Supplement will also contain information, as applicable, concerning certain material United States Federal income tax considerations relating to the particular Debt Securities offered thereby.

    The Company may sell Debt Securities to or through underwriters, and may also sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS           , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 where certain securities of the Company are listed. The Commission maintains a Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained from the principal office of the Commission in Washington, D.C., upon the payment of fees prescribed by the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the Company's Current Reports on Form 8-K dated August 9, 1996 and October 4, 1996.

    All reports and other documents filed by the Company pursuant to Section 13
(a), 13 (c), 14 or 15 (d) of the Exchange Act after the date of this Prospectus and before the termination of any offering of Debt Securities made hereby will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge to each person, including any beneficial owner, to whom a Prospectus is delivered upon the written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this Prospectus). Requests for such documents should be submitted in writing, addressed to Steven J. Ford, Secretary, Carlisle Companies Incorporated, 250 South Clinton Street, Suite 201, Syracuse, New York 13202.

                                  THE COMPANY

    The Company manufactures and distributes a wide variety of products for industry, primarily of rubber, plastics and metal content. Its products include both components used by other companies in the manufacture of capital and consumer goods and those for the aftermarket. The Company is the leading producer, or among the leading producers, of many of its lines.

    Sales of the Company's products are reported by distribution to one of the following three industry segments: Construction Materials, Transportation Products and General Industry. The Company's principal products and services in each of these industry segments include:

        Construction Materials--elastomeric membranes, metal roofing components, adhesives and related products for roofing systems and water barrier applications and outdoor recreation tiles.

        Transportation Products--custom manufactured rubber and plastic products for the automotive market, brake linings and pads for heavy duty trucks, trailers and off-road vehicles, specialty friction products, brakes and actuation systems for construction equipment, refrigerated containers, insulated wire products, specialized lowbed transport trailers and specialized dump bodies and trailers.

        General Industry--molded plastic foodservice products, small pneumatic tires, stamped and roll-formed wheels, medical monitoring devices, insulated wire products and stainless steel inplant processing equipment.

    Carlisle Companies Incorporated was incorporated in 1986 in Delaware as a holding company for Carlisle Corporation, which began operations in 1917, and its wholly-owned subsidiaries. Unless the context of this Prospectus otherwise requires, the term "Company" refers to Carlisle Companies Incorporated and its wholly-owned subsidiaries and any divisions or subsidiaries they may have. The Company's diversified manufacturing operations are conducted through its subsidiaries. The principal executive offices of the Company are located at 250 South Clinton Street, Suite 201, Syracuse, New York 13202, and its telephone number is (315) 474-2500.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:

                                                                 NINE MONTHS
                                                                    ENDED
                                                             SEPTEMBER 30, 1996              YEAR ENDED DECEMBER 31,
                                                            ---------------------  --------------------------------------------
                                                                                      1995        1994       1993       1992
                                                                                      -----     ---------  ---------  ---------
Ratio of Earnings to Fixed Charges........................             8.22              8.70        9.73       9.89       7.78


                                                              1991
                                                            ---------
Ratio of Earnings to Fixed Charges........................       3.03

    For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes of the Company and its subsidiaries, including working capital, capital expenditures, to finance acquisitions and to repay, redeem or repurchase its outstanding indebtedness. Pending such use, proceeds may be invested in marketable securities. Information concerning the Company's capital expenditures and acquisitions is set forth in the documents incorporated herein by reference and may be set forth in the Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, as well as any modification or addition to the general terms of the Debt Securities as herein described that may be applicable to a particular series of Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to the Prospectus Supplement relating thereto and to the following description.

    The Debt Securities will be issued under an Indenture dated as of          ,
1996, as it may be supplemented from time to time (the "Indenture"), between the Company and Fleet National Bank, Trustee (the "Trustee"). The Indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of Debt Securities. In the event that there is more than one trustee under the Indenture, the powers and trust obligations of each trustee as described herein will extend only to the series of Debt Securities for which it is Trustee. The following statements with respect to the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Capitalized terms used herein are defined in the Indenture unless otherwise defined herein. Parenthetical references below are to the Indenture and, whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference.

GENERAL

    The Debt Securities offered hereby will be limited to an aggregate initial offering price of U.S. $300,000,000 or its equivalent in any other Currency determined at the applicable exchange rate at the time of sale. The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that additional Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. The Debt Securities will be unsecured obligations of the Company. The Senior Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company, as described under "--Subordination," as such provisions may be revised by the Prospectus Supplement relating thereto.

    The Prospectus Supplement accompanying this Prospectus sets forth a description of the particular Debt Securities offered thereby including: (i) the specific designation or title of such Debt Securities; (ii) the denominations in which such Debt Securities are authorized to be issued, if other than $1,000 or any integral multiple thereof in the case of Registered Securities and $5,000 in the case of Bearer Securities; (iii) the aggregate principal amount of such Debt Securities; (iv) the date or dates on which the principal of such Debt Securities will be payable or the method of determining such date or dates; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt

Securities will be issued; (vi) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (vii) the place or places where principal of, premium (if any) and interest, if any, on such Debt Securities will be payable; (viii) the terms, if any, for redemption at the option of the Company or the holders of such Debt Securities, and for any repurchase or repayment; (ix) the date from which interest, if any, will accrue and the date or dates on which interest, if any, will be payable and the record date or dates therefor, or the method by which such date or dates will be determined; (x) the provision for any sinking fund or analogous payments; (xi) if other than U.S. dollars, the Currency in which such Debt Securities may be issued or payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a Currency other than that in which such Debt Securities are stated to be payable; (xii) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xiii) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (xiv) the application, if any, of any defeasance or covenant defeasance provisions with respect to such Debt Securities or; (xv) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (xvi) any terms for subordination of such Debt Securities; (xvii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both, any restrictions applicable to the offer, sale and delivery of Bearer Securities and the terms, if any, upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws); and (xviii) any other special terms pertaining to such Debt Securities.

    Unless otherwise specified in the applicable Prospectus Supplement, (i) the Debt Securities will not be listed on any securities exchange and (ii) principal and premium (if any) or interest, if any, will be payable and the Debt Securities may be surrendered for payment at the corporate trust office of the Trustee, provided that payment of interest on Registered Securities may be made at the option of the Company by check mailed to the address of, or by wire transfer to the account of, the person entitled thereto as it appears in the Security Register. Payments in respect of Bearer Securities will be made at such paying agencies outside of the United States as the Company may appoint. (Sections 301 and 1002)

    Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and may be presented for registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305) Special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to any Bearer Securities and to payment on and transfer and exchange of Bearer Securities will be described in the Prospectus Supplement. Bearer Securities will be transferrable by delivery. (Section 305)

    Some of the Debt Securities may be issued at a substantial discount (bearing no interest or interest at below market rates) ("Discount Securities") to their stated principal amount. United States Federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto. If any series of Debt Securities is sold for, payable in or denominated in one or more Currencies (other than U.S. dollars), applicable restrictions, elections, terms and other information with respect to such series and such Currencies, and a discussion of the United States Federal income tax and other considerations applicable thereto, will be set forth in the Prospectus Supplement relating thereto.

    The general provisions of the Indenture do not limit the ability of the Company to incur additional indebtedness and do not afford the holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the Indenture contains certain covenants applicable with respect to Senior Securities which provide that neither the Company nor any Significant Subsidiary will subject certain of its properties or assets to any mortgage or other encumbrance unless the Senior Securities outstanding thereunder are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Limitations on Secured Debt" and "Limitations on Sales and Leasebacks." Reference is made to the Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described herein, including any addition of a covenant or other provision providing event risk or similar protection.

    The Indenture does not contain any provision that will restrict the Company from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock, nor does the Indenture contain any financial ratios, or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Indenture does not contain any provision that would require that the Company repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company which may adversely affect the credit worthiness of the Debt Securities.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture.

    "Attributable Debt" is defined to mean, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by the Company, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other property deductible items) after deducting (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recent balance sheet to the Company and its Subsidiaries and computed in accordance with generally accepted accounting principles.

    "Debt" is defined to mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

    "Funded Debt" is defined to mean all Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

    "Nonrecourse Obligations" is defined to mean Debt or lease payment obligations substantially related to (i) the acquisition of assets not currently owned by the Company or any of its Significant Subsidiaries or (ii) the financing of the construction of or improvements to equipment or facilities involving the development of properties of the Company or any of its Significant Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the general corporate funds or the assets, in general, of the Company or any of its Significant Subsidiaries.

    "Principal Property" is defined to mean any real property, manufacturing plant, warehouse or other physical facility and related fixtures and improvements, located in the United States of America (other than its territories or possessions), owned by the Company or any Subsidiary and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which the Board of Directors of the Company declares by resolution are not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

    "Senior Indebtedness" is defined to mean all Debt of the Company, including principal and interest (and premium, if any) (including, without limitation, any interest that would accrue but for the occurrence of any event specified in paragraph (6) or (7) of "--Events of Default") on such Debt except (i) existing Subordinated Securities, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Securities, and
(iii) such indebtedness as is by its terms expressly stated to rank PARI PASSU with the Subordinated Securities.

    "Significant Subsidiary" is defined to mean any Subsidiary of the Company which owns a Principal Property, any Subsidiary which accounts for 10% or more of the consolidated annual net sales or total assets of the Company at the end of the most recently completed fiscal year and any Subsidiary which owns directly or indirectly stock of a Significant Subsidiary.

    "Subsidiary" is defined to mean a corporation whose accounts are consolidated with those of the Company in accordance with generally accepted accounting principles.

COVENANTS APPLICABLE TO SENIOR SECURITIES

    LIMITATIONS ON SECURED DEBT

    The Company has covenanted that it will not itself, and will not permit any Subsidiary to, create, incur, issue, assume or guarantee any Debt secured after the date of the Indenture by pledge of, or mortgage or other lien ("Mortgage") on, any Principal Property of the Company or any Significant Subsidiary, or any shares of stock or Debt of any Significant Subsidiary without effectively providing that the Senior Securities of all series issued pursuant to the Indenture (together with, if the Company shall so determine, any other Debt of the Company or such Significant Subsidiary then existing or thereafter created which is not subordinate to the Senior Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding which would otherwise be prohibited, plus all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions (as defined in "--Limitations on Sales and Leasebacks") occurring after the date of the Indenture which would otherwise be prohibited by the covenant described in "--Limitations on Sales and Leasebacks," would not exceed 10% of the Consolidated Net Tangible Assets.

    This restriction does not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by: (i) Mortgages existing on the date of the first issuance of Debt Securities under the Indenture; (ii) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary; (iii) Mortgages in favor of the Company or any Signicant Subsidiary;
(iv) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute; (v) Mortgages on any real or personal property existing at the time of acquisition thereof or created within one year of such acquisition; (vi) Mortgages to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost or construction or improvement of the property subject to such Mortgage, PROVIDED, HOWEVER, that (a) the principal amount of any Debt secured by such Mortgage does not exceed

100% of such purchase price or cost and (b) such Mortgage does not extend to or cover any other property other than such item or property and any improvements on such item; (vii) Mortgages securing industrial revenue, development or similar bonds; (viii) Mortgages created in connection with a project financed, or assets acquired, with, and created to secure any Nonrecourse Obligations; and
(ix) any extension, renewal, refunding or replacement (or successive extensions, renewals, fundings or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (viii), inclusive; PROVIDED, HOWEVER, that (a) such extension, renewal, refunding or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed, refunded or replaced (plus improvements on such property) and (b) the Debt secured by such Mortgage at such time is not increased.

    LIMITATIONS ON SALES AND LEASEBACKS

    The Company has covenanted that it will not itself, and will not permit any Significant Subsidiary to, enter into any sale or leaseback transaction (except a lease for a temporary period, including renewals, not exceeding three years and except leases between the Company and a Significant Subsidiary or between Significant Subsidiaries) unless, (i) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions occurring after the date of the Indenture and existing at such time (other than such sales and leaseback transactions as are in compliance with the provisions described in clause (ii) of this paragraph) plus all secured Debt then outstanding of the Company and its Significant Subsidiaries incurred after the date of the Indenture which would otherwise be prohibited by the covenant described in "--Limitations on Secured Debt" above, would not exceed 10% of Consolidated Net Tangible Assets; or (ii) (a) the gross proceeds of the sales or transfer of the Principal Property leased equals or exceeds the fair market value of such Principal Property and (b) within one year after such sale or transfer shall have been made by the Company or by a Significant Subsidiary, the Company or such Significant Subsidiary (1) applies all of the net proceeds to the retirement of Funded Debt of the Company or any Significant Subsidiary (other than at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision) or (2) applies or commits to apply all of the net proceeds to the purchase of property, facilities or equipment (other than property, facilities or equipment involved in such sale) which will constitute Principal Property.

SUBORDINATION

    The payment of the principal of (and premium, if any, on) and interest, if any, on the Subordinated Securities is expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Company. (Section 1401) If so indicated in the applicable Prospectus Supplement, the provisions regarding subordination of the Subordinated Securities set forth in Article Fourteen of the Indenture (or the definition of the term "Senior Indebtedness" or any other term used therein) may differ from the provisions set forth below.

    The Company will not pay principal of, premium (if any) or interest on the Subordinated Securities or make any deposit pursuant to the provisions described under "--Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption" below and may not repurchase, redeem or otherwise retire any Subordinated Securities if (i) any payment of principal, premium (if any) or interest, if any, on any Designated Senior Debt is not paid when due (after giving effect to any applicable grace periods) or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived or has ceased to exist and any such acceleration has been rescinded or such Designed Senior Debt has been discharged or paid in full. However, the Company may make any payment with respect to Subordinated Securities without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.

    Upon any distribution of the assets of the Company upon a total or partial liquidation or dissolution or any reorganization or similar proceeding (including bankruptcy, insolvency or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities) relating to the Company or any of its property (except in connection with a merger or consolidation under Article Eight of the Indenture), the holders of Senior Indebtedness will be entitled to receive payment in full of principal and interest (including interest accrued subsequent to the commencement of any bankruptcy proceeding) with respect to such Senior Indebtedness before the holders of Subordinated Securities are entitled to receive any payment or distribution of cash, securities (subject to certain exceptions) or other property with respect to the principal of or interest on the Subordinated Securities, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Subordinated Securities would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Holders of Subordinated Securities that, due to the subordination provisions, should not have been made to them, such holders of Subordinated Securities are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the Subordinated Securities is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Debt or the representative of such holders of the acceleration. By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Subordinated Securities.

    If this Prospectus is being delivered in connection with the offering of a series of Subordinated Securities, the Prospectus Supplement relating thereto, or information incorporated by reference therein, will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Subordinated Securities pursuant to the provisions described under "--Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption".

EVENTS OF DEFAULT

    The following are Events of Default with respect to Debt Securities of each series:

        (1) default in the payment of the principal of, or any premium on, any of the Debt Securities of such series as and when the same shall become due and payable either at Stated Maturity, upon redemption, by declaration or otherwise; or

        (2) default in the payment of any installment of interest, if any, upon any of the Debt Securities of such series as and when it shall become due and payable, and continuance of such default for a period of 30 days; or

        (3) default in the payment of any sinking fund payment, when and as due and payable by the terms of the Debt Securities of such series; or

        (4) default in the performance, or breach, of any covenant or agreement of the Company in the Debt Securities of such series in any resolution of the Board of Directors of the Company authorizing the issuance to such series, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant or agreement a default in the performance or a breach of which is otherwise specified as an Event of Default or which has expressly been included in the Indenture and designated as being solely for the benefit of such series of Debt

    Securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or

        (5) a default under any debt in excess of $20,000,000 of the Company or any Significant Subsidiary (including a default with respect to Debt Securities of any series other than such series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any such indebtedness for money borrowed by the Company or any Significant Subsidiary (including the Indenture), whether such indebtedness is existing or shall thereafter be created, and, if not already matured in accordance with its terms, such indebtedness has been accelerated, without such involuntary acceleration having been rescinded or annulled within a period of 15 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then Outstanding, a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture; PROVIDED, HOWEVER, that, if, prior to the entry of judgment in favor of the Trustee for payment of the Debt Securities of such series, such default shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without any action on the part of the Trustee or any of the Holders; or

        (6) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

        (7) the Company shall commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property, or make any general assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due; or

        (8) any other Event of Default provided with respect to Debt Securities of such series. (Section 501)

    The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of a series of any default (except payment defaults on any Debt Securities of that series ) if it determines in good faith that the withholding of such notice is in the interests of the holders of Debt Securities of such series. (Section 602)

    If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then, and in each and every such case, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities of such series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal as may be specified in the terms of such series) of all of the Debt

Securities of such series and any premium and interest accrued thereon to be due and payable immediately, and upon any such declaration such principal amount (or specified amount) and any premium and interest accrued thereon shall become immediately due and payable.

    However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Debt Securities of that series then Outstanding may, under certain circumstances, rescind and annual such acceleration. (Section 502) For information as to waiver of defaults, see "--Modification and Waiver."

    Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless (i) such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Debt Securities of such series; (ii) the holders of at least 25% in aggregate principal amount of Debt Securities of such series then Outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding; (iii) the Trustee has failed to institute any such proceeding within 60 days after its receipt of such notice, request and offer and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Debt Securities of such series then Outstanding. No one or more holders will have any right under any provision of the Indenture to affect, disturb or prejudice the rights of any other holder of Debt Securities or to obtain priority or preference over any other holders, or to enforce any right under the Indenture except in the manner provided in the Indenture and for the equal and ratable benefit of all the holders of Outstanding Debt Securities. (Section 507)

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Debt Securities of that series then Outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, unless the Trustee shall determine that the action specified would be in conflict with any rule or law or the Indenture or would be unduly prejudicial to the interests of the holders of Debt Securities of such series not joining in such direction. (Section 512)

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1006)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Securities of each series affected thereby (each such series voting as a single class); PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal, or any installment of principal of or interest on, any Security, (b) reduce the principal amount thereof, or reduce any premium thereof or change the time of payment of any premium thereon, (c) reduce the rate or change the time of payment of interest thereon, if any, (d) reduce any amount payable on redemption of any such Security (if any), (e) reduce the Overdue Rate thereof, (f) change the place or Currency of payment of principal of, or any premium or interest thereon, (g) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (h) impair, if applicable, any right of repayment at the option of the Holder, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, or (j) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

    The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007) Prior to any declaration of acceleration, the Holders of a majority in principal amount of the Outstanding Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default not theretofore cured (i) in the payment of the principal of (or premium, if any) or interest on any Debt Securities of that series or (ii) in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected. (Section 513)

    The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities for any of the following purposes: (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of any series of Debt Securities or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to, change or eliminate any provision affecting Debt Securities not yet issued; (v) to secure the Debt Securities; (vi) to establish the form or terms of Debt Securities; (vii) to evidence and provide for a successor Trustee; and
(viii) to cure any ambiguity or correct any mistake or defect or supplement any inconsistent provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any Holder of Debt Securities of any series then Outstanding. (Section 901)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate with or merge into any Person, or convey, transfer or lease all or substantially all of its assets to any Person, unless
(i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all the assets of the Company is organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the Company's obligations under the Debt Securities and under the Indenture,
(ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) the Company has delivered to the Trustee an officers' certificate and opinion of counsel, each stating that the transaction complies with these conditions. (Section 801)

    In the event of any such consolidation, merger, conveyance or transfer, the Indenture provides that, if any Principal Property or any share of stock or Debt of any Significant Subsidiary would thereupon become subject to any Mortgage, all Senior Securities then Outstanding will be secured, as to such Principal Property or such share of stock or Debt, equally and ratably with (or prior to) the Debt that upon the occurrence of such transaction would become secured by such Mortgage, unless such Mortgage could be created under the Indenture with equally and ratably securing such Debt Securities. (Section 803)

COVENANT DEFEASANCE AND DEFEASANCE

    If the Company shall irrevocably deposit with the Trustee, in trust at or before maturity or redemption of the Debt Securities of any series, money and/or Government Obligations (as defined in the Indenture) that, through the payment of principal and interest in accordance with their terms, will provide funds sufficient, without reinvestment, to pay when due the principal of, premium (if any) and interest, if any, on such Debt Securities and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, then the Company shall be released from (i) in the case of Senior Securities of any such series, its obligations under Sections 1004 and 1005 of the Indenture (being the restrictions described herein under "Limitations on Secured Debt" and "Limitations on Sales and Leasebacks") or (ii) in the case of Senior Securities or Subordinated Securities of any such series, its obligations with respect to any other covenant ("covenant defeasance"), and any omission to comply with such obligations will not constitute an Event of Default with respect to such Debt Securities. (Sections 1303 and 1304). Upon the deposit of money or securities as contemplated in the preceding sentence, the Company may elect to defease and be discharged from any and all obligations with respect to all of or a portion of a particular series of Debt Securities (except for obligations (a) to register the transfer of or exchange Securities of such series and any related coupons; (b) to replace temporary or mutilated, destroyed, lost or stolen Securities of such series and any related coupons; (c) to maintain an office or agency in respect of Securities of such series and any related coupons; and (d) to hold moneys for payment in trust) ("defeasance"). (Section 1302)

    Covenant defeasance or defeasance of Debt Securities of any series is subject to the satisfaction of certain additional conditions, including among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit, (2) such covenant defeasance or defeasance will not cause any Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, and (3) such covenant defeasance or defeasance will not result in a breach of, or constitute a default under, any agreement or instrument by which the Company is bound. (Section 1304)

    If indicated in the Prospectus Supplement relating to a series of Debt Securities, Government Obligations may include obligations of the government, and obligations guaranteed by such government, issuing the Currency in which Debt Securities of such series are payable. (Section 1304)

    In order to exercise its defeasance option, the Company must deliver to the applicable Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the execution of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred. (Section 1304)

    No opinion of counsel is required in order for the Company to exercise its covenant defeasance option, but under current Federal income tax law, unless accompanied by other changes in the terms of the Debt Securities, covenant defeasance should not be treated as a taxable event to the Holders of the Debt Securities. In the event the Company effects covenant defeasance with respect to any Debt Securities and any related coupons and such Debt Securities and related coupons are declared due and payable because of the occurrence of any Event of Default (other than (a) in the case of Senior Securities, the Event of Default described in clause
(4) under "Events of Default" with respect to Sections 1004 and 1005 of the Indenture (which Sections would no longer be applicable to such Senior Securities or coupons) or (b) an Event of Default described in clause (4) or (8) under "Events of Default" with respect to any other covenant as to which there has been defeasance), the realizable value of the money and Government Obligations on deposit with the Trustee may not be sufficient to pay amounts due on such Debt Securities and coupons at the time of the acceleration resulting from such Event of Default, in that the required deposit with the Trustee is based on scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors. However, the Company would remain liable to make payment of such shortfall amounts due at the time of acceleration.

    The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described herein.

BOOK-ENTRY SECURITIES

    Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by the Company to the applicable Trustee and then by such Trustee to the depository.

    The Company anticipates that any Global Security in registered form will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

    If (i) DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days following notice to the Company, (ii) the Company determines, in its sole discretion, not to have any Debt Securities represented by one or more Global Securities, or
(iii) an Event of Default under the Indenture has occurred and is continuing, then the Company will issue individual Debt Securities in certificated form in exchange for beneficial interests in such Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

    The following is based on information furnished by DTC:

        DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

        Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

        To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct

    Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

        Payment of principal (and premium, if any) and interest, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Security certificates are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

    None of the Company, any underwriter or agent, the applicable Trustee or any Paying Agent will have any responsibility or liability of any aspect of the records relating to, or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

REGARDING THE TRUSTEE

    The Indenture, by reference to Section 315 of the Trust Indenture Act, provides that, except during the continuance of an Event of Default, the Trustee shall perform only such duties as are specifically set forth in the Indenture. During the continuance of any Event of Default, the Trustee shall exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Trustee may acquire and hold Debt Securities and, subject to certain conditions, otherwise deal with the Company as if it were not the Trustee under the Indenture. (Section 605)

    The Trustee is a lender under certain of the Company's existing credit facilities and conducts other banking transactions with the Company in the ordinary course of the Company's business.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to purchasers or through agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Debt Securities will be passed upon for the Company by Dewey Ballantine, New York, New York, and may be passed upon for any underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company at December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, incorporated by reference herein from the Company's Annual Report on Form 10-K, have been audited by Arthur Andersen LLP, public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements and schedules of the Company for the year ended December 31, 1993, incorporated by reference herein from the Company's Annual Report on Form 10-K, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee............  $90,909.09
Printing and engraving.........................................   65,000.00
Accounting services............................................   30,000.00
Legal services.................................................  $100,000.00
Fees and expenses of Trustee...................................    5,000.00
Rating agency fees.............................................   60,000.00
Expenses of qualification under state blue sky laws............    3,000.00
Miscellaneous..................................................   46,090.91
                                                                 ----------
    Total......................................................  $400,000.00

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, in respect to the criminal actions or proceedings, if he had no reasonable cause to believe that his conduct was unlawful. The Certificate of the Company provides for indemnification of its officers and directors to the full extent authorized by law.

    Pursuant to Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation (the "Certificate") provides that the directors of the Company, individually or collectively, shall not be held personally liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (i) for any breach of the director's fiduciary duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company maintains officers' and directors' liability insurance which insures against liabilities that the officers and directors of the Company may incur in such capacities.

    Furthermore, the Company, as well as its directors and officers, may be entitled to indemnification by any underwriters named in the Prospectus Supplement against certain civil liabilities under the Securities Act under agreements entered into between the Company and such underwriters.

ITEM 16. LIST OF EXHIBITS.

      1.1  --         Form of Underwriting Agreement.
      4.1  --         Form of Indenture.
      5.1  --         Opinion of Dewey Ballantine as to legality of the securities being registered.
     12.1  --         Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
     23.1  --         Consent of Arthur Andersen LLP
     23.2  --         Consent of KPMG Peat Marwick LLP
     23.3  --         Consent of Dewey Ballantine (contained in Exhibit 5.1).
     24.1  --         Power of Attorney (included on signature page).
     25.1  --         Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust
                        Indenture Act of 1939.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on November 26, 1996.

                                CARLISLE COMPANIES INCORPORATED

                                By:             /s/ STEPHEN P. MUNN
                                     -----------------------------------------
                                                  Stephen P. Munn
                                            CHIEF EXECUTIVE OFFICER AND
                                               CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven P. Munn and Robert J. Ryan, Jr. his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ STEPHEN P. MUNN        Chief Executive Officer
------------------------------    and Chairman of the        November 26, 1996
       Stephen P. Munn            Board

      /s/ DENNIS J. HALL
------------------------------  President, Director          November 26, 1996
        Dennis J. Hall

                                Vice President, Treasurer
   /s/ ROBERT J. RYAN, JR.        and Chief Financ Officer
------------------------------    (principal financial       November 26, 1996
     Robert J. Ryan, Jr.          officer)

    /s/ SCOTT A. KINGSLEY       Vice President and
------------------------------    Controller (principal      November 26, 1996
      Scott A. Kingsley           accounting officer)

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ HENRY J. FORREST
------------------------------  Director                     November 26, 1996
       Henry J. Forrest

   /s/ PETER L.A. JAMIESON
------------------------------  Director                     November 26, 1996
     Peter L.A. Jamieson

      /s/ PETER F. KROGH
------------------------------  Director                     November 26, 1996
        Peter F. Krogh

    /s/ MAGALEN O. BRYANT
------------------------------  Director                     November 26, 1996
      Magalen O. Bryant

     /s/ DONALD G. CALDER
------------------------------  Director                     November 26, 1996
       Donald G. Calder

  /s/ PAUL J. CHOQUETTE, JR.
------------------------------  Director                     November 26, 1996
    Paul J. Choquette, Jr.

 /s/ GEORGE L. OHRSTROM, JR.
------------------------------  Director                     November 26, 1996
   George L. Ohrstrom, Jr.

  /s/ ERIBERTO R. SCOCIMARA
------------------------------  Director                     November 26, 1996
    Eriberto R. Scocimara

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                                           SEQUENTIALLY
  NUMBER                                                        EXHIBIT                                             NUMBERED PAGE
-----------             ----------------------------------------------------------------------------------------  -----------------

       1.1          --  Form of Underwriting Agreement.

       4.1          --  Form of Indenture.

       5.1          --  Opinion of Dewey Ballantine as to legality of the securities being registered.

      12.1          --  Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

      23.1          --  Consent of Arthur Andersen LLP.

      23.2          --  Consent of KPMG Peat Marwick LLP.

      23.3          --  Consent of Dewey Ballantine (contained in Exhibit 5.1).

      24.1          --  Power of Attorney (included on signature page).

      25.1          --  Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust Indenture
                        Act of 1939.

                                                                    EXHIBIT 12.1

                            CARLISLE COMPANIES INC.

                        EARNINGS TO FIXED CHARGES RATIO

                                    (000'S)

                                                         9 MONTHS
                                                           1996        1995       1994       1993       1992       1991
                                                        -----------  ---------  ---------  ---------  ---------  ---------
Earnings to Fixed Charges without majority-owned,
 unconsolidated subsidiaries and joint ventures.......       11.15       11.25      11.70      10.03       7.78       3.03
Earnings to Fixed Charges including effect of
 proportionate share of majority-owned, unconsolidated
 subsidiaries and joint ventures......................        8.22        8.70       9.73       9.89       7.78       3.03

CARLISLE
Net Earnings Before Tax...............................      70,489      72,858     58,791     46,912     39,720     10,561

  Addback: Losses (earnings) of less than
    majority-owned, unconsolidated subsidiaries.......         (11)        548        478        179        154         --
                                                        -----------  ---------  ---------  ---------  ---------  ---------
                                                            70,478      73,406     59,269     47,091     39,874     10,561

Interest Expense......................................       5,987       6,075      4,647      4,310      5,174      4,376
Operating Leases......................................         956       1,085        891        902        708        817
Total Fixed Charges...................................       6,943       7,160      5,539      5,213      5,882      5,193

MAJORITY-OWNED, UNCONSOLIDATED SUBSIDIARIES AND JOINT
 VENTURES
Net Earnings Before Tax...............................       1,647       1,772       (165)       (18)
Total Fixed Charges...................................       4,927       4,177      2,067        140

------------------------

Note 1 -- 1991 includes a $18.7 million restructuring charge.

Note 2 -- Operating leases was obtained by taking 1/3 of total rents paid in each of the years.

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference into this registration statement on Form S-3, of our report dated January 29, 1996 on the consolidated financial statements of Carlisle Companies Incorporated and subsidiaries as of December 31, 1995 and 1994 for the years then ended, and to the reference to our firm as experts in this registration statement.

                                          Arthur Andersen LLP

                                          /s/ ARTHUR ANDERSEN LLP

New York, New York
November 25, 1996

                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

THE BOARD OF DIRECTORS
CARLISLE COMPANIES INCORPORATED

    We consent to the incorporation by reference in the registration statement on Form S-3 of Carlisle Companies Incorporated of our report dated February 2, 1994, relating to the consolidated balance sheets of Carlisle Companies Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Carlisle Companies Incorporated.

    We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG PEAT MARWICK LLP

Syracuse, New York
November 25, 1996